Exhibit 99.1

Berkshire Hills Reports Record Quarterly and Annual Core Earnings;

Dividend Announced; Annual Meeting Set

Pittsfield, MA — January 28, 2013 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) reported record core earnings of $13.2 million for the fourth quarter and $44.2 million for the year 2012.  Berkshire produced $0.54 in core earnings per share during the quarter, which was a 23% improvement over the prior year fourth quarter and a 4% increase over the third quarter of 2012.  For the full year 2012, Berkshire reported $1.98 in core earnings per share, which was a 29% increase over 2011 core results of $1.54.  Berkshire has posted three years of consecutive quarterly core earnings growth due to ongoing business expansion and improved profitability.

Operations in the last two years have benefited from acquisitions, including Beacon Federal Bancorp which was acquired on October 19, 2012.  GAAP earnings include the impact of net non-core charges for mergers and systems conversions.  GAAP net income totaled $9.3 million ($0.38 per share) for the fourth quarter and a record $33.2 million ($1.49 per share) for the full year in 2012.

FOURTH QUARTER FINANCIAL HIGHLIGHTS

•                  14% increase in total assets to $5.3 billion, compared to the prior quarter

•                  23% increase in core earnings per share, compared to fourth quarter of 2011

•                  4% increase in core earnings per share, compared to the prior quarter

•                  20% revenue growth, compared to the prior quarter

•                  3.67% net interest margin

•                  13% annualized organic non-maturity deposit growth

•                  10% organic demand deposit growth

•                  0.52% non-performing assets/total assets

•                  0.28% annualized net loan charge-offs/average loans

•                  1.02% core ROA (0.72% GAAP ROA)

•                  8.2% core ROE (5.8% GAAP ROE)

Berkshire Chairman and CEO Michael P. Daly stated, “The success of our business initiatives produced record core earnings and a double digit total stock return for our shareholders in 2012.  We maintained strong organic growth while successfully integrating our bank acquisitions in Northern Connecticut and Central New York, and expanding our lending in Eastern Massachusetts.  Our fourth quarter net interest margin increased and our core return on equity rose above 8%.  With these achievements, we raised our quarterly dividend to the highest level in our history.”

Mr. Daly continued, “We have produced these results through positive core operating leverage based on disciplined growth.  We achieved 49% year over year revenue growth in the fourth quarter.  Our total assets reached $5.3 billion, placing us among the 100 largest exchange traded banks in the U.S.  This scale has enabled ongoing infrastructure investment in products and services which we deliver with a responsive local focus in our regions.  We have a competitive advantage that we expect will result in sustainable market share growth delivered with increased efficiency and profitability.”

Mr. Daly concluded, “We augmented our balance sheet strength in 2012 while improving our capital efficiency.  Our performance oriented team is focused on the drivers of customer preference and shareholder returns.  We recently set out ambitious three year goals to maintain our market and financial momentum, including double digit metrics for annual growth in per share core earnings and core return on shareholder equity by the end of the plan period.   We are dedicated to delivering on the potential of this franchise and on the promise of our brand and culture as America’s Most Exciting Bank®.”

DIVIDEND DECLARED

The Board of Directors voted to declare a cash dividend of $0.18 per share to shareholders of record at the close of business on February 14, 2013, payable on February 28, 2013. The dividend was increased in the prior quarter by 6% from the previous $0.17 per share level. This dividend equates to a 3.1% annualized yield based on the $23.03 average closing price of Berkshire’s common stock in the fourth quarter of 2012.

ANNUAL MEETING DATE SET

The Board of Directors has voted that the Annual Meeting of Shareholders shall be held on May 9, 2013 at the Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts at 10:00 a.m. The date of March 14, 2013 was established as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting.

FINANCIAL CONDITION

Assets totaled $5.3 billion at year-end 2012, including $0.8 billion from the Beacon acquisition in October.   For the year 2012, total assets grew by $1.3 billion (33%) from $4.0 billion including the benefit of organic growth together with acquisitions.  Overall measures of asset quality, capital, and liquidity remained strong throughout the year.  Total shares outstanding increased in 2012 by 4 million (19%) to approximately 25.1 million shares primarily as a result of merger consideration.

For the year, organic loan growth was $156 million (5%), reflecting growth in commercial business loans and residential mortgages.  Including merger impacts, total loan growth was 35% for the year and 17% for the fourth quarter.  Most fourth quarter residential mortgage originations were sold to the secondary market in the low rate environment, and selected commercial loans outstanding were reduced as the Company rebalanced the portfolio composition while absorbing merger related growth.

Berkshire continues to employ its capital to support the credit needs of its markets and generate shareholder returns.  Organic commercial business loan growth totaled $101 million (25%) for the year.  Berkshire is building business loan volume in its markets as it targets banking relationships with middle market customers who need a full range of products and services provided by a responsive local banking partner.  Berkshire also expanded its small business lending program to facilitate lending across its footprint.  Commercial business loans increased to $600 million during the year, comprising 30% of all commercial loans and 15% of total loans at year-end.

Organic residential mortgage loan growth totaled $125 million (12%) for the year, including the benefit of Berkshire’s expanded Eastern Massachusetts mortgage lending team.  Berkshire’s mortgage loan originations exceeded $1.1 billion in 2012, responding to strong demand related to improved housing market conditions and low mortgage interest rates.  With the Beacon acquisition, total consumer loans outstanding grew by $282 million (77%) in the fourth quarter.  Beacon’s strong consumer lending operations are expected to be a significant new source of loan production for Berkshire as merger integration is accomplished in 2013.

Asset quality metrics remained favorable throughout the year and at year-end.  Non-performing assets were 0.52% of year-end assets.  Fourth quarter annualized net loan charge-offs were 0.28% of average loans  Year-end accruing delinquent loans were 1.11% of loans, increasing modestly from 0.89% at the start of the year including the impact of acquired banks.  The loan loss allowance increased by 2% during the year, while decreasing in comparison to total loans due to the impact of acquired loans recorded at net fair value, which comprised 34% of total year-end loans.

For the year, organic deposit growth totaled $166 million (5%) primarily due to an increase in low cost transaction account balances.  This was principally in demand deposit balances which posted 27% organic growth for the year, with the largest increase coming in the fourth quarter.  Demand deposits are the focus of relationship based business development for retail and business accounts.  Total commercial deposits increased to $1.3 billion at year-end, providing nearly a third of total deposit funds.  Reflecting customer liquidity preference in the current low rate environment, ongoing transfers of maturing time deposits combined with strong account growth to produce 8% organic savings deposit growth and 7% organic money market account growth for the year.  During the fourth quarter, Berkshire opened additional New York branches in Slingerlands and Wilton, continuing its de novo branch expansion in the greater Albany market where it now has 17 total branch offices.

Total year-end shareholders’ equity increased to $666 million in 2012, including $90 million recorded for bank merger equity consideration.  Year-end tangible book value per share increased to $15.56, as capital generation more than offset the impact of merger intangibles resulting from the accretive earnings streams acquired.  Total book value per share increased to $26.53 due mainly to retained earnings.  Berkshire utilized subordinated debt as a significant source of merger consideration in order to take advantage of attractive fixed rate capital available in the low rate environment.  This resulted in the more efficient utilization of equity capital.  Tangible equity/assets remained strong at 7.8% at year-end, compared to 8.7% at the start of the year.

RESULTS OF OPERATIONS

Berkshire posted strong core growth in revenue, earnings, and earnings per share for the fourth quarter and the year 2012.  Core profitability improved as a result of the positive operating leverage attributable to revenue growth and disciplined expense management.  Berkshire is achieving these results while bearing the costs of maintaining its asset sensitive interest rate risk profile and absorbing the charges related to its branch and team expansion, and its investment in technology and other infrastructure.  The fourth quarter was the first quarter to include the combined operations of the year’s acquisitions, and year-to-year increases include the impact of 2011 acquisitions.

The fourth quarter core return on equity was 8.2%.  GAAP net income in most periods also reflected non-core charges which were primarily merger related, together with systems conversion costs.  The reconciliation of net income and core income is shown on table F-9 of the financial tables.  Non-core charges in the most recent quarter were primarily related to the Beacon merger.  For the year, non-core charges were within the range of management expectations.  The Company does not view these non-core items as a component of its ongoing operating costs.  Including the impact of non-core items, the fourth quarter GAAP return on equity was 5.8%.

Berkshire’s total fourth quarter net revenue increased by $10.1 million to $59.6 million compared to the linked quarter.  Higher revenues included the benefit of Beacon operations, which produced $6.6 million in revenue for the comparable period in the prior quarter (based on the number of days that Beacon was owned in the fourth quarter).  Fourth quarter revenues also included $1.4 million in net securities gains primarily on Beacon stock held by Berkshire on the merger date.  Excluding the non-core securities gains, core revenues were $58.2 million or $9.54 per share annualized in the most recent quarter.  This is a 26% increase from $7.59 in the fourth quarter of 2011, demonstrating the top line accretive benefit to shareholders from acquisition activities and organic growth.

The net interest margin improved to 3.67% in the most recent quarter, compared to 3.50% in the prior quarter and to 3.61% in the fourth quarter of 2011.  The total fourth quarter net benefit from loan purchase accounting accretion was $3.2 million compared to $1.1 million in the prior quarter.  This increase contributed 0.18% to the fourth quarter net interest margin and was primarily due to cash recoveries on a small number of acquired impaired loans.  The quarterly net interest margin has varied throughout the year based on the impact of loan prepayments and recoveries on deferred balances and purchase accounting entries.  The cost of deposits decreased to 0.59% in the fourth quarter compared to 0.66% in the prior quarter.  This included the benefit of demand deposit growth, together with the Beacon deposits.  Berkshire continues to maintain its asset sensitive interest rate risk profile in order to enhance its long-term earnings.

Fourth quarter fee income totaled $15.8 million, increasing by $1.9 million over the prior quarter.  This was primarily due to the benefit of Beacon operations, which produced $1.2 million in fee income in the comparable period of the prior quarter.  Berkshire’s fee income in the second half of 2012 has benefited from higher mortgage origination revenues related to increased refinancing demand in the current low rate environment.  Net mortgage origination revenue totaled $5.9 million in the fourth quarter, compared to $4.3 million in the prior quarter.  Fourth quarter insurance revenues increased compared to the prior year primarily due to a managed change in seasonal contingency income.  Near-record quarterly wealth management revenue was achieved in the fourth quarter due to organic growth and improved market conditions.

The fourth quarter provision for loans losses increased to $2.8 million from $2.5 million in the prior quarter.  Net loan charge-offs totaled $2.7 million and $2.3 million in these periods, respectively.  There were no significant changes in the Bank’s favorable charge-off metrics or in the metrics related to the loan loss allowance, which increased by $0.1 million to $33.2 million during the quarter.

Fourth quarter core non-interest expense totaled $36.8 million, increasing by $6.8 million from the prior quarter.  This included the impact of the Beacon operations which generated $4.3 million in non-interest expense in the comparable period of the prior quarter.  As Berkshire completes the integration of Beacon operations in 2013, it expects to achieve annual net Beacon related cost savings of $5.5 million based on a 30% gross cost saving target.  The efficiency ratio measured 59.7% in the most recent quarter, increasing from the prior quarter as the Company absorbed additional variable costs related to expansion and integration in anticipation of further efficiency gains in 2013.  Fourth quarter non-recurring and merger related expense totaled $7.5 million and was primarily a result of Beacon merger related expense.  The core effective income tax rate was 29% in the fourth quarter and 30% for the year 2012.  The GAAP effective income tax rate on continuing operations was 25% and 28% for the same periods, respectively, reflecting the higher proportionate benefit of tax preference items on GAAP earnings net of non-core merger charges.

NOTE ON ACCOUNTING CORRECTION

Based on a review of its lease agreements in the most recent quarter, the Company determined that its net income had been overstated by an immaterial amount in prior periods.  The expense recorded for leases with contractual cost escalators has been corrected to reflect a level cost over the contractual lease period, rather than based on the actual current period cost which was previously recorded.  As a result, non-interest expense has been increased, and income tax expense has been decreased based on the tax rate effective for this correction.  This correction was posted to 2012 income in the most recent quarter and to 2011 annual income; it was immaterial to prior quarterly results.

Related adjustments have been made to the balance sheets presented for retained earnings, other liabilities, and the tax asset.

CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Tuesday, January 29, 2013 to discuss the results for the quarter and provide guidance about expected future results.  Participants should dial-in to the call a few minutes before it begins.  Information about the conference call follows:

Dial-in:	888-317-6003
Elite Entry Number:	8255026
Webcast:	berkshirebank.com (investor relations link)

A telephone replay of the call will be available through Tuesday, February 5, 2013 by calling 877-344-7529 and entering conference number: 10023105.  The webcast and a podcast will be available at Berkshire’s website above for an extended period of time.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has approximately $5.3 billion in assets and 75 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition.  They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.  In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.  The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense.  These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs, restructuring costs, and systems conversion costs.  Similarly, the efficiency ratio is also adjusted for these non-core items and for tax preference items.  The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community.  Non-GAAP expense adjustments are primarily related to charges related to merger and acquisition activity.  These charges consist primarily of severance/benefit related expenses, contract termination costs, and professional fees.  There are additionally non-GAAP adjustments related to non-recurring securities gains, discontinued operations, the disposition of excess properties, and core systems conversion costs.  Tax adjustments are based on an analysis of tax accruals for core income and for GAAP income, with the net difference included with non-core items and reflecting the timing impacts of tax expense estimates.

# # #

CONTACTS

Investor Relations Contact

David Gonci; Investor Relations Officer; 413-281-1973

Media Contact

Lori Gazzillo; AVP, Community Relations; 413-822-1695

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-1)

	December 31,	September 30,	December 31,
(In thousands)	2012	2012	2011
Assets
Cash and due from banks	$63,382	$48,214	$46,713
Short-term investments	34,862	33,834	28,646
Total cash and short-term investments	98,244	82,048	75,359

Trading security	16,893	17,237	17,395
Securities available for sale, at fair value	466,169	467,444	419,756
Securities held to maturity, at amortized cost	51,024	51,156	58,912
Federal Home Loan Bank stock and other restricted securities	39,785	37,135	37,118
Total securities	573,871	572,972	533,181

Loans held for sale	85,368	114,698	1,455

Residential mortgages	1,324,251	1,226,022	1,020,435
Commercial mortgages	1,413,544	1,255,172	1,156,241
Commercial business loans	600,126	568,781	410,292
Consumer loans	650,733	368,417	369,602
Total loans	3,988,654	3,418,392	2,956,570
Less: Allowance for loan losses	(33,208)	(33,090)	(32,444)
Net loans	3,955,446	3,385,302	2,924,126

Premises and equipment, net	86,461	70,707	60,139
Other real estate owned	1,929	1,399	1,900
Goodwill	255,199	220,688	202,391
Other intangible assets	19,059	17,991	20,973
Cash surrender value of bank-owned life insurance	88,198	76,904	75,009
Other assets	131,313	92,578	92,362
Assets from discontinued operations	—	—	5,362
Total assets	$5,295,088	$4,635,287	$3,992,257

Liabilities and stockholders’ equity
Demand deposits	$673,921	$560,452	$447,414
NOW deposits	379,880	296,219	272,204
Money market deposits	1,388,514	1,183,247	1,055,306
Savings deposits	487,505	381,604	350,517
Total non-maturity deposits	2,929,820	2,421,522	2,125,441
Time deposits	1,170,589	1,028,286	975,734
Total deposits	4,100,409	3,449,808	3,101,175

Senior borrowings	358,471	447,246	221,938
Subordinated notes	89,617	89,602	15,464
Total borrowings	448,088	536,848	237,402

Other liabilities	81,047	59,267	46,368
Liabilities from discontinued operations	—	—	55,504
Total liabilities	4,629,544	4,045,923	3,440,449

Total common stockholders’ equity	665,544	589,364	551,808
Total stockholders’ equity	665,544	589,364	551,808
Total liabilities and stockholders’ equity	$5,295,088	$4,635,287	$3,992,257

(1)	At year end 2011, four former Legacy New York branches were held for sale as discontinued operations and sold as of January 20, 2012.
(2)	The Company acquired The Connecticut Bank and Trust Company (“CBT”) on April 20, 2012 with total assets of $0.3 billion.
(3)	The Company purchased certain assets and assumed certain limited liabilities of Greenpark Mortgage Corporation (“Greenpark”) on April 30, 2012 with total assets of $0.1 billion.
(4)	The Company acquired Beacon Federal Bancorp (“Beacon”) on October 19, 2012 with total assets of $0.8 billion.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-2)

LOAN ANALYSIS

	Dec. 31,	Acquired	Sept. 30,	Acquired	Dec. 31,	Organic annualized growth %
(Dollars in millions)	2012 Balance	Beacon Balance	2012 Balance	CBT Balance	2011 Balance	Quarter end Dec. 31, 2012	Year to date

Total residential mortgages	$1,324	$169	$1,226	$10	$1,020	(23)%	12%

Commercial mortgages:
Construction	168	9	156	12	124	7	18
Single and multi-family	124	50	91	18	106	(76)	(47)
Commercial real estate	1,122	114	1,008	99	926	(0)	(2)
Total commercial mortgages	1,414	173	1,255	129	1,156	(5)	(4)

Total commercial business loans	600	33	569	55	411	(1)	25
Total commercial loans	2,014	206	1,824	184	1,567	(4)	4

Consumer loans:
Home equity	325	33	302	8	298	(13)	(5)
Other	326	258	66	8	72	14	(16)
Total consumer loans	651	291	368	16	370	(9)	(7)
Total loans	$3,989	$666	$3,418	$210	$2,957	(11)%	5%

DEPOSIT ANALYSIS

	Dec. 31,	Acquired	Sept. 30,	Acquired	Dec. 31,	Organic annualized growth %
(Dollars in millions)	2012 Balance	Beacon Balance	2012 Balance	CBT Balance	2011 Balance	Quarter end Dec. 31, 2012	Year to date
Demand	$674	$56	$561	$51	$447	41%	27%
NOW	380	65	296	26	272	26	6
Money market	1,388	201	1,182	60	1,055	2	7
Savings	488	107	382	2	351	(1)	8
Total non-maturity deposits	2,930	429	2,421	139	2,125	13	11

Total time deposits	1,170	195	1,028	72	976	(20)	(7)
Total deposits	$4,100	$624	$3,449	$211	$3,101	3%	5%

(1)	Organic annualized growth rates are calculated on organic growth only, which excludes the impact of mergers and divestitures.
(2)	Quarterly data may not sum to annualized data due to rounding.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-3)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2012	2011	2012	2011
Interest and dividend income
Loans	$47,601	$35,466	$160,936	$124,398
Securities and other	3,887	3,562	15,003	13,862
Total interest and dividend income	51,488	39,028	175,939	138,260
Interest expense
Deposits	5,870	5,792	22,482	23,372
Borrowings and subordinated debentures	3,653	2,101	10,069	8,368
Total interest expense	9,523	7,893	32,551	31,740
Net interest income	41,965	31,135	143,388	106,520
Non-interest income
Loan related fees	7,012	856	17,555	3,160
Deposit related fees	4,355	3,848	15,593	13,641
Insurance commissions and fees	2,565	2,145	10,821	11,088
Wealth management fees	1,865	1,650	7,296	5,838
Total fee income	15,797	8,499	51,265	33,727
Other	421	318	1,306	(37)
Gain on sale of securities, net	1,435	8	1,442	14
Non-recurring (loss) gain	—	—	43	2,099
Total non-interest income	17,653	8,825	54,056	35,803
Total net revenue	59,618	39,960	197,444	142,323
Provision for loan losses	2,840	2,263	9,590	7,563
Non-interest expense
Compensation and benefits	18,862	13,172	64,081	49,545
Occupancy and equipment	5,985	4,063	19,469	15,317
Technology and communications	2,949	2,464	9,467	7,457
Marketing and promotion	483	419	2,031	1,539
Professional services	1,600	1,146	5,785	4,669
FDIC premiums and assessments	919	542	3,377	3,205
Other real estate owned and foreclosures	66	153	281	2,003
Amortization of intangible assets	1,357	1,314	5,339	4,236
Non-recurring and merger related expenses	7,497	3,678	18,019	19,928
Other	4,548	2,579	12,957	8,543
Total non-interest expense	44,266	29,530	140,806	116,442

Income from continuing operations before income taxes	12,512	8,167	47,048	18,318
Income tax expense	3,183	609	13,223	1,884
Net income from continuing operations	9,329	7,558	33,825	16,434
(Loss) gain from discontinued operations before income taxes (including gain on disposals $4,962 in 2011 and $63 in 2012)	—	4,692	(261)	4,684
Income tax expense	—	3,773	376	3,770
Net (loss) gain from discontinued operations	—	919	(637)	914
Net income	$9,329	$8,477	$33,188	$17,348

Basic earnings per share:
Continuing operations	$0.39	$0.36	$1.52	$0.92
Discontinued operations	—	0.04	(0.03)	0.05
Total basic earnings per share	$0.39	$0.40	$1.49	$0.97

Diluted earnings per share:
Continuing operations	$0.38	$0.36	$1.52	$0.92
Discontinued operations	—	0.04	(0.03)	0.05
Total diluted earnings per share	$0.38	$0.40	$1.49	$0.97

Weighted average shares outstanding:
Basic	24,165	20,930	22,201	17,885
Diluted	24,396	21,043	22,329	17,952

(1)	The Company acquired Rome Bancorp on April 1, 2011. The income statement includes operations from that date.
(2)	The Company acquired Legacy Bancorp on July 21, 2011. The income statement includes operations from that date.
(3)	The Company acquired CBT on April 20, 2012. The income statement includes operations from that date.
(4)	The Company purchased certain assets and assumed certain limited liabilities of Greenpark on April 30, 2012. The income statement includes operations from that date.
(5)	The Company acquired Beacon Federal Bancorp on October 19, 2012. The income statement includes operations from that date.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(In thousands, except per share data)	2012	2012	2012	2012	2011
Interest and dividend income
Loans	$47,601	$39,497	$38,787	$35,051	$35,466
Securities and other	3,887	3,626	3,869	3,621	3,562
Total interest and dividend income	51,488	43,123	42,656	38,672	39,028
Interest expense
Deposits	5,870	5,628	5,482	5,502	5,792
Borrowings and subordinated debentures	3,653	2,270	2,121	2,025	2,101
Total interest expense	9,523	7,898	7,603	7,527	7,893
Net interest income	41,965	35,225	35,053	31,145	31,135
Non-interest income
Loan related fees	7,012	5,646	3,524	1,373	856
Deposit related fees	4,355	3,775	3,963	3,500	3,848
Insurance commissions and fees	2,565	2,742	2,768	2,746	2,145
Wealth management fees	1,865	1,774	1,757	1,900	1,650
Total fee income	15,797	13,937	12,012	9,519	8,499
Other	421	375	269	241	318
Gain on sale of securities, net	1,435	—	7	—	8
Non-recurring (loss) gain	—	1	—	42	—
Total non-interest income	17,653	14,313	12,288	9,802	8,825
Total net revenue	59,618	49,538	47,341	40,947	39,960
Provision for loan losses	2,840	2,500	2,250	2,000	2,263
Non-interest expense
Compensation and benefits	18,862	15,992	15,638	13,589	13,172
Occupancy and equipment	5,985	4,599	4,490	4,395	4,063
Technology and communications	2,949	2,302	2,258	1,958	2,464
Marketing and promotion	483	419	778	351	419
Professional services	1,600	1,327	1,493	1,365	1,146
FDIC premiums and assessments	919	907	870	681	542
Other real estate owned and foreclosures	66	42	(6)	179	153
Amortization of intangible assets	1,357	1,314	1,357	1,311	1,314
Non-recurring and merger related expenses	7,497	2,214	4,085	4,223	3,678
Other	4,548	3,046	3,221	2,142	2,579
Total non-interest expense	44,266	32,162	34,184	30,194	29,530

Income from continuing operations before income taxes	12,512	14,876	10,907	8,753	8,167
Income tax expense	3,183	4,847	2,921	2,272	609
Net income from continuing operations	9,329	10,029	7,986	6,481	7,558
(Loss) gain from discontinued operations before income taxes (including gain on disposals $4,962 in 2011 and $63 in 2012)	—	—	—	(261)	4,692
Income tax expense (benefit)	—	—	—	376	3,773
Net (loss) gain from discontinued operations	—	—	—	(637)	919
Net income	$9,329	$10,029	$7,986	$5,844	$8,477

Basic earnings per share:
Continuing operations	$0.39	$0.46	$0.37	$0.31	$0.36
Discontinued operations	—	—	—	(0.03)	0.04
Total basic earnings per share	$0.39	$0.46	$0.37	$0.28	$0.40

Diluted earnings per share:
Continuing operations	$0.38	$0.46	$0.37	$0.31	$0.36
Discontinued operations	—	—	—	(0.03)	0.04
Total diluted earnings per share	$0.38	$0.46	$0.37	$0.28	$0.40

Weighted average shares outstanding:
Basic	24,165	21,921	21,742	20,955	20,930
Diluted	24,396	22,031	21,806	21,062	21,043

(1)	See notes on pages F-1 and F-3 regarding merger, acquisitions and divestiture.

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - (F-5)

	At or for the Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2012	2012	2012	2012	2011
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$7,466	$8,440	$8,525	$8,281	$7,010
Commercial mortgages	12,617	13,552	15,336	12,151	14,280
Commercial business loans	3,681	2,024	1,047	1,029	990
Consumer loans	1,748	1,823	1,209	1,411	1,954
Total non-accruing loans	25,512	25,839	26,117	22,872	24,234
Other real estate owned	1,929	1,399	827	439	1,900
Total non-performing assets	$27,441	$27,238	$26,944	$23,311	$26,134

Total non-accruing loans/total loans	0.64%	0.76%	0.78%	0.75%	0.82%
Total non-performing assets/total assets	0.52%	0.59%	0.60%	0.58%	0.65%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$33,090	$32,868	$32,657	$32,444	$32,181
Charged-off loans	(3,073)	(2,353)	(2,102)	(1,923)	(2,313)
Recoveries on charged-off loans	351	75	63	136	313
Net loans charged-off	(2,722)	(2,278)	(2,039)	(1,787)	(2,000)
Provision for loan losses	2,840	2,500	2,250	2,000	2,263
Balance at end of period	$33,208	$33,090	$32,868	$32,657	$32,444

Allowance for loan losses/total loans	0.83%	0.97%	0.98%	1.07%	1.10%
Allowance for loan losses/non-accruing loans	130%	128%	126%	143%	134%

NET LOAN CHARGE-OFFS
Residential mortgages	$(1,034)	$(243)	$(886)	$(381)	$(449)
Commercial mortgages	(893)	(1,790)	(378)	(1,116)	(1,198)
Commercial business loans	(496)	(99)	(2)	(3)	(244)
Home equity	(22)	(90)	(707)	(247)	(90)
Other consumer	(277)	(56)	(66)	(40)	(19)
Total, net	$(2,722)	$(2,278)	$(2,039)	$(1,787)	$(2,000)

Net charge-offs (QTD annualized)/average loans	0.28%	0.27%	0.25%	0.24%	0.27%
Net charge-offs (YTD annualized)/average loans	0.26%	0.25%	0.24%	0.24%	0.27%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.63%	0.62%	0.41%	0.55%	0.55%
90+ Days delinquent and still accruing	0.48%	0.38%	0.49%	0.40%	0.34%
Total accruing delinquent loans	1.11%	1.00%	0.90%	0.95%	0.89%
Non-accruing loans	0.64%	0.76%	0.78%	0.75%	0.82%
Total delinquent and non-accruing loans	1.75%	1.76%	1.68%	1.70%	1.71%

(1)         Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - (F-6)

	At or for the Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2012	2012	2012	2012	2011
PER SHARE DATA
Core earnings, diluted	$0.54	$0.52	$0.47	$0.45	$0.44
Net earnings, diluted	0.38	0.46	0.37	0.28	0.40
Tangible book value	15.56	15.86	15.49	15.81	15.51
Total book value	26.46	26.60	26.31	26.28	26.09
Market price at period end	23.86	22.88	22.00	22.92	22.19
Dividends	0.18	0.17	0.17	0.17	0.17

PERFORMANCE RATIOS
Core return on assets	1.02%	1.00%	0.94%	0.94%	0.93%
Return on assets	0.72	0.88	0.73	0.59	0.85
Core return on equity	8.23	7.81	7.13	6.80	6.74
Return on equity	5.79	6.89	5.58	4.23	6.16
Net interest margin, fully taxable equivalent	3.67	3.50	3.70	3.62	3.61
Fee income/Net interest and fee income	27.35	28.35	25.52	23.44	21.44
Efficiency ratio	59.68	56.54	59.29	59.27	59.44

GROWTH
Total commercial loans, year-to-date (annualized)	29%	22%	30%	3%	29%
Total loans, year-to-date (annualized)	35	21	27	11	38
Total deposits, year-to-date (annualized)	30	12	16	11	41
Total net revenues, year-to-date, compared to prior year	39	34	45	43	33
Earnings per share, year-to-date, compared to prior year	62	106	110	40	(2)
Core earnings per share, year-to-date, compared to prior year	29	30	39	50	53

FINANCIAL DATA (In millions)
Total assets	$5,295	$4,634	$4,508	$4,029	$3,992
Total loans	3,989	3,418	3,366	3,039	2,957
Allowance for loan losses	33	33	33	33	32
Total intangible assets	274	239	240	222	223
Total deposits	4,100	3,450	3,410	3,184	3,101
Total stockholders’ equity	666	591	583	557	552
Total core income	13.2	11.4	10.2	9.4	9.3
Total net income	9.3	10.0	8.0	5.8	8.5

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	0.28%	0.27%	0.25%	0.24%	0.27%
Non-performing assets/total assets	0.52	0.59	0.60	0.58	0.65
Allowance for loan losses/total loans	0.83	0.97	0.98	1.07	1.10
Allowance for loan losses/non-accruing loans	130	128	126	143	134

CAPITAL RATIOS
Stockholders’ equity to total assets	12.57%	12.75%	12.94%	13.82%	13.82%
Tangible stockholders’ equity to tangible assets	7.79	8.01	8.04	8.80	8.70

(1)         Reconciliation of Non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 and F-10. Tangible assets are total assets less total intangible assets.

(2)         All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

(3)         Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES - (F-7)

	Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(In thousands)	2012	2012	2012	2012	2011
Assets
Loans:
Residential mortgages	$1,340,375	$1,207,635	$1,167,007	$1,057,903	$1,039,025
Commercial mortgages	1,404,515	1,276,909	1,250,741	1,153,690	1,166,989
Commercial business loans	580,436	545,988	490,983	412,237	392,542
Consumer loans	598,802	368,795	375,090	366,035	376,385
Total loans	3,924,128	3,399,327	3,283,821	2,989,865	2,974,941
Securities	572,268	559,116	549,479	525,109	515,128
Short-term investments and loans held for sale	126,378	115,835	47,302	15,107	20,748
Total earning assets	4,622,774	4,074,278	3,880,602	3,530,081	3,510,817
Goodwill and other intangible assets	267,588	239,186	235,961	223,930	230,864
Other assets	320,104	258,246	235,712	235,909	247,376
Total assets	$5,210,466	$4,571,710	$4,352,275	$3,989,920	$3,989,057

Liabilities and stockholders’ equity
Deposits:
NOW	$355,366	$291,158	$297,431	$272,239	$274,041
Money market	1,362,868	1,170,840	1,136,161	1,084,948	953,162
Savings	463,692	376,064	370,182	359,859	446,672
Time	1,161,175	1,039,301	1,038,662	983,696	1,028,817
Total interest-bearing deposits	3,343,101	2,877,363	2,842,436	2,700,742	2,702,692
Borrowings and debentures	519,831	531,076	398,650	257,389	248,611
Total interest-bearing liabilities	3,862,932	3,408,439	3,241,086	2,958,131	2,951,303
Non-interest-bearing demand deposits	635,044	537,466	498,972	439,015	448,952
Other liabilities	68,447	43,047	39,665	40,039	38,110
Total liabilities	4,566,423	3,988,952	3,779,723	3,437,185	3,438,365

Total stockholders’ equity	644,043	582,758	572,552	552,735	550,692

Total liabilities and stockholders’ equity	$5,210,466	$4,571,710	$4,352,275	$3,989,920	$3,989,057

Supplementary data
Total non-maturity deposits	$2,816,970	$2,375,528	$2,302,746	$2,156,061	$2,122,827
Total deposits	3,978,145	3,414,829	3,341,408	3,139,757	3,151,644
Fully taxable equivalent income adj.	667	623	638	669	674

(1)         Average balances for securities available-for-sale are based on amortized cost.  Total loans include non-accruing loans.

(2)         Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE YIELDS  (Fully Taxable Equivalent - Annualized) - (F-8)

	Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2012	2012	2012	2012	2011
Earning assets
Loans:
Residential mortgages	4.00%	4.28%	4.58%	4.63%	4.68%
Commercial loans	5.29	4.85	5.00	4.89	4.98
Consumer loans	4.56	3.97	3.93	3.98	4.03
Total loans	4.73	4.62	4.75	4.72	4.74
Securities	3.17	3.02	3.30	3.29	3.26
Short-term investments and loans held for sale	2.86	2.15	0.63	0.07	0.14
Total earning assets	4.49	4.27	4.49	4.48	4.49

Funding liabilities
Deposits:
NOW	0.35	0.28	0.30	0.26	0.39
Money Market	0.45	0.47	0.49	0.55	0.62
Savings	0.18	0.18	0.18	0.20	0.19
Time	1.31	1.48	1.44	1.51	1.52
Total interest-bearing deposits	0.70	0.78	0.78	0.82	0.87
Borrowings and debentures	2.80	1.70	2.14	3.16	3.35
Total interest-bearing liabilities	0.98	0.92	0.95	1.02	1.06

Net interest spread	3.51	3.35	3.54	3.46	3.43
Net interest margin	3.67	3.50	3.70	3.62	3.61

Cost of funds	0.84	0.80	0.82	0.89	0.92
Cost of deposits	0.59	0.66	0.66	0.71	0.73

(1)         Cost of funds includes all deposits and borrowings.

(2)         Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-9)

		At or for the Quarters Ended
		Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)		2012	2012	2012	2012	2011
Net income		$9,329	$10,029	$7,986	$5,844	$8,477
Adj: Gain on sale of securities, net		(1,435)	—	(7)	—	(8)
Adj: Other non-recurring gain		—	(1)	—	(42)	—
Plus: Non-recurring and merger related expense		7,497	2,214	4,085	4,223	3,678
Adj: Income taxes		(2,147)	(859)	(1,853)	(1,255)	(1,947)
Adj: Net loss (income) from discontinued operations		—	—	—	637	(919)
Total core income	(A)	$13,244	$11,383	$10,211	$9,407	$9,281

Total non-interest income		$17,653	$14,313	$12,288	$9,878	$8,825
Adj: Gain on sale of securities, net		(1,435)	—	(7)	—	(8)
Adj: Other non-recurring gain		—	(1)	—	(42)	—
Total core non-interest income		16,218	14,312	12,281	9,836	8,817
Net interest income		41,965	35,225	35,053	31,138	31,135
Total core revenue		$58,183	$49,537	$47,334	$40,974	$39,952

Total non-interest expense		$44,266	$32,162	$34,184	$30,524	$29,533
Less: Non-recurring and merger related expense		(7,497)	(2,214)	(4,085)	(4,223)	(3,678)
Core non-interest expense		36,769	29,948	30,099	26,301	25,855
Less: Amortization of intangible assets		(1,357)	(1,314)	(1,357)	(1,318)	(1,314)
Total core tangible non-interest expense		$35,412	$28,634	$28,742	$24,983	$24,541

(Dollars in millions, except per share data)
Total average assets	(B)	$5,210	$4,572	$4,352	$3,990	$3,989
Total average stockholders’ equity	(C)	644	583	573	553	551

Total stockholders’ equity, period-end		666	591	583	557	552
Less: Intangible assets, period-end		(274)	(239)	(240)	(222)	(224)
Total tangible stockholders’ equity, period-end	(D)	$392	$352	$343	$335	$328

Total shares outstanding, period-end (thousands)	(E)	25,149	22,213	22,169	21,191	21,147
Average diluted shares outstanding (thousands)	(F)	24,396	22,031	21,806	21,062	21,043

Core earnings per share, diluted	(A/F)	$0.54	$0.52	$0.47	$0.45	$0.44
Tangible book value per share, period-end	(D/E)	$15.56	$15.86	$15.49	$15.81	$15.51

Core return (annualized) on assets	(A/B)	1.02%	1.00%	0.94%	0.94%	0.93%
Core return (annualized) on equity	(A/C)	8.23	7.81	7.13	6.80	6.74
Efficiency ratio (1)		59.68	56.54	59.29	59.27	59.44

Supplementary data
Tax credit benefit of tax shelter investments		$483	$483	$505	$505	$664

(1) Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2) Ratios are annualized and based on average balance sheet amounts, where applicable.

(3) Quarterly data may not sum to year-to-date data due to rounding.

(4) Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-10)

		At or for the Years Ended
		December 31,	December 31,
(Dollars in thousands)		2012	2011
Net income		$33,188	$17,348
Adj: Gain on sale of securities, net		(1,442)	(14)
Adj: Other non-recurring gain		(43)	(2,087)
Plus: Non-recurring and merger related expense		18,019	19,928
Adj: Income taxes		(6,114)	(6,547)
Adj: Net loss (income) from discontinued operations		637	(914)
Total core income	(A)	$44,245	$27,714

Total non-interest income		$54,132	$35,803
Adj: Gain on sale of securities, net		(1,442)	(14)
Adj: Other non-recurring gain		(43)	(2,087)
Total core non-interest income		52,647	33,702
Net interest income		143,381	106,520
Total core revenue		$196,028	$140,222

Total non-interest expense		$141,136	$116,055
Less: Non-recurring and merger related expense		(18,019)	(19,928)
Core non-interest expense		123,117	96,127
Less: Amortization of intangible assets		(5,346)	(4,236)
Total core tangible non-interest expense		$117,771	$91,891

(Dollars in millions, except per share data)
Total average assets	(B)	$4,531	$3,485
Total average stockholders’ equity	(C)	$588	$481

Total stockholders’ equity, period-end		$666	$552
Less: Intangible assets, period-end		(274)	(224)
Total tangible stockholders’ equity, period-end	(D)	$392	$328

Total common shares outstanding, period-end (thousands)	(E)	25,149	21,147
Average diluted common shares outstanding (thousands)	(F)	22,329	17,952

Core earnings per common share, diluted	(A/F)	$1.98	$1.54
Tangible book value per common share, period-end	(D/E)	$15.56	$15.51

Core return (annualized) on assets	(A/B)	0.98%	0.80%
Core return (annualized) on equity	(A/C)	7.52	5.76
Efficiency ratio (1)		58.71	63.23

Supplementary data
Tax credit benefit of tax shelter investments		$1,976	$1,991

(1) Efficiency ratio is computed by dividing total core tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2) Ratios are annualized and based on average balance sheet amounts, where applicable.

(3) Quarterly data may not sum to year-to-date data due to rounding.

(4) Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.